Exhibit 10.38

CONFIDENTIAL TREATMENT REQUESTED

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the “Agreement”) is made and entered into effective as of June 14, 2012 (the “Effective Date”), by and between OXiGENE, Inc., a corporation organized and existing under the laws of the State of Delaware and located at 701 Gateway Blvd, Suite 210, South San Francisco, CA 94080, U.S.A. (“OXiGENE”) and Angiogene Pharmaceuticals Ltd., a corporation organized and existing under the laws of the United Kingdom and located at 10 Aston Park, Aston Rowant, Watlington, OX49 5SW, UK (“Angiogene”). OXiGENE and Angiogene are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, OXiGENE is developing a category of drug candidates known as vascular disrupting agents, or vascular targeting agents, which includes without limitation ZYBRESTAT®, generically known as Combretastatin-A4 phosphate.tris (CA4P.tris) or fosbretabulin tromethamine (“Zybrestat”) and OXi4503, generically known as combretastatin A-1 diphosphate (“OXi4503”), for the treatment of anaplastic thyroid cancer, ovarian cancer, myeloid leukemias and other diseases and conditions;

WHEREAS, Angiogene has developed and invented certain technology and intellectual property rights relating to developing therapies for carcinoid syndrome and neuroendocrine tumors; and

WHEREAS, Angiogene desires to license to OXiGENE, and OXiGENE desires to obtain such license, under Angiogene’s technology and intellectual property rights as such rights are necessary or useful for the research, development, manufacture, use or sale of Product (as defined below), all on the terms and conditions set forth herein.

Now THEREFORE, in consideration of the foregoing and the covenants and promises contained herein, the parties agree as follows:

ARTICLE 1

DEFINITIONS

As used herein, the following terms shall have the following meanings:

1.1 “Affiliate” shall mean, with respect to a Party, any company or entity controlled by, controlling, or under common control with such Party. For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of more than fifty percent (50%) of the voting stock of such entity, or by contract or otherwise.

Portions of this Exhibit, indicated by the mark “[******]”, were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

CONFIDENTIAL TREATMENT REQUESTED

1.2 “Angiogene Indemnitees” shall have the meaning set forth in Section 9.2.

1.3 “Angiogene Intellectual Property” shall mean any Patent Rights, know-how, knowledge, data, information, protocols, methods, results, ideas or other intellectual property that are owned or controlled, in whole or in part by Angiogene as of the Effective Date or during the term of this Agreement that are necessary or useful for the research, development, manufacture, use or sale of a Product in the Field.

1.4 “Applicable Laws” shall mean the applicable provisions of any and all national, supranational, regional, state and local laws, treaties, statutes, rules, regulations, administrative codes, guidances, ordinances, judgments, decrees, directives, injunctions, orders, permits of or from any court, arbitrator, Regulatory Authority or governmental agency or authority having jurisdiction over or related to the subject item.

1.5 “Clinical Trial” shall mean a human clinical trial of a Product, as described in 21 C.F.R. § 312.21(a) or 21 C.F.R. § 312.21(b). For purposes of this Agreement, “initiation of a Clinical Trial” for a Product means the first dosing of a human in the Clinical Trial involving administration of such Product.

1.6 “Confidential Information” shall mean, with respect to a particular Party, such Party’s confidential information, inventions, know-how or data disclosed to the other Party pursuant to this Agreement and, if such disclosure is in written or graphic form, identified as “confidential” in writing at the time of disclosure, which may include, without limitation, manufacturing, marketing, financial, personnel and other business information and plans, whether in oral, written, graphic or electronic form.

1.7 “Dollars” shall mean U.S. dollars, and “$” shall be interpreted accordingly.

1.8 “FD&C Act” shall mean the U.S. Federal Food, Drug and Cosmetic Act, as amended.

1.9 “FDA” shall mean the United States Food and Drug Administration, or any successor entity thereto performing similar functions.

1.10 “Field” shall mean therapies for neuroendocrine tumors and associated symptoms and syndromes, including without limitation carcinoid tumors and associated symptoms and syndromes.

1.11 “First Commercial Sale” shall mean first sale to a Third Party of the Product in the Field in a given regulatory jurisdiction after Regulatory Approval has been obtained in such jurisdiction.

1.12 “Governmental Authority” shall mean any multi-national, federal, state, local, municipal, provincial or other government authority of any nature (including any governmental division, prefecture, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal).

Portions of this Exhibit, indicated by the mark “[******]”, were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

CONFIDENTIAL TREATMENT REQUESTED

1.13 “Indemnitee” shall mean either an OXiGENE Indemnitee or an Angiogene lndemnitee.

1.14 “NDA” shall mean a New Drug Application filed with the FDA for Regulatory Approval of a product in the U.S.

1.15 “Net Sales” shall mean all revenues recognized in accordance with generally accepted accounting principles consistently applied from the sale or other transfer for consideration by OXiGENE, its Affiliates and/or its sublicensees of Product for end use [******].

If a Product is sold as part of a bundle of products, then OXiGENE shall calculate Net Sales of such Product for the purpose of determining royalties due to Angiogene by multiplying Net Sales of such Product by a fraction A/(A+B), where A is the sale price of such Product sold separately and B is the sale price of products sold separately containing only such other products, or if the different products included in such bundle are not each then sold commercially, by the fraction CI(C+D), where C is OXiGENE’s reasonable estimate of the fair market value of such Product and D is OXiGENE’s reasonable estimate of the fair market value of the other products. In the event that a particular combination is not addressed by the foregoing, Net Sales for royalty determination shall be determined by the Parties in good faith.

1.16 “OXiGENE Indemnitees” shall have the meaning set forth in Section 9.1.

1.17 “Patent Rights” means all patents and patent applications (which for the purpose of this Agreement shall be deemed to include certificates of invention and applications for certificates of invention) pertaining to the use of the Product in the Field, including all divisionals, continuations, substitutions, continuations-in-part, re-examinations, reissues, additions, renewals, revalidations, extensions, registrations and supplemental protection certificates and the like of any such patents and patent applications, and any and all foreign equivalents of the foregoing. The Patent Rights are set forth on Exhibit A attached hereto. If any patents owned or controlled by Angiogene or its Affiliates, and having applicability in the Field, are registered after the Effective Date, Exhibit A shall be revised to include such patents.

1.18 “Product” shall mean any vascular disrupting agent, or vascular targeting agent, including without limiting the generality of the foregoing, Zybrestat and/or OXi4503.

1.19 “Registrational Clinical Trial” shall mean a human clinical trial of a Product on a sufficient number of subjects that is designed to (a) establish that a drug is safe and efficacious for its intended use; (b) define warnings, precautions and adverse reactions that are associated with the drug in the dosage range to be prescribed; and (c) support Regulatory Approval of such drug, in each case as described in 21 C.F.R. § 3I2.12(c). For purposes of this Agreement, “initiation of a Registrational Clinical Trial” for a Product means the first dosing of a human in the Registrational Clinical Trial involving administration of such Product.

Portions of this Exhibit, indicated by the mark “[******]”, were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

CONFIDENTIAL TREATMENT REQUESTED

1.20 “Regulatory Approval” shall mean, with respect to the Product in the Field in any country or jurisdiction, all approvals (including, where required, pricing and reimbursement approvals), registrations, licenses or authorizations from the relevant Regulatory Authority in a country or jurisdiction that is specific to Product in the Field and necessary to promote, market and sell such Product in such country or jurisdiction in the Field.

1.21 “Regulatory Authority” shall mean, in a particular country or regulatory jurisdiction, any applicable Governmental Authority involved in granting Regulatory Approval and/or, to the extent required in such country or regulatory jurisdiction, pricing or reimbursement approval of a Product in such country or regulatory jurisdiction.

1.22 “Royalty Term” shall commence upon the First Commercial Sale of the Product using Angiogene Intellectual Property in the Field and shall continue, on a country by country and a Product by Product basis until the sooner of (i) ten (10) years from the date of Regulatory Approval of the Product using Angiogene Intellectual Property in the Field and (ii) Regulatory Approval and launch by a Third Party of generic medicine of the Product and not infringing a Valid Claim.

1.23 “Third Party” shall mean a person or entity other than OXiGENE or Angiogene or an Affiliate of either of them.

1.24 “U.S.” shall mean the United States of America and its possessions and territories.

1.25 “Valid Claim” means (a) a claim of a issued and unexpired patent included in the Angiogene Intellectual Property, which has not been revoked or held unenforceable or invalid by a final decision of a court or other governmental agency of competent jurisdiction having authority over said patent and that final decision is not appealed or unappealable; or (b) a claim included in a pending patent application included in the Angiogene Patent Rights that has not either been pending for more than seven (7) years from its earliest priority date, or has not otherwise been cancelled or abandoned, withdrawn from consideration, or finally determined to be unallowable by a final decision of a court or other governmental agency of competent jurisdiction having authority over said patent and that final decision is not appealed or unappealable.

ARTICLE 2

LICENSE GRANT

2.1 License to OXiGENE. Angiogene hereby grants to OXiGENE a royalty-bearing, transferable, worldwide, exclusive license, with the right to sublicense through multiple tiers, under the Angiogene Intellectual Property, to make, have made, use, import, offer for sale, and sell Product throughout the world and to otherwise use the Angiogene Intellectual Property.

Portions of this Exhibit, indicated by the mark “[******]”, were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

CONFIDENTIAL TREATMENT REQUESTED

2.2 Sublicenses. OXiGENE shall have the right to grant sublicenses through multiple tiers under any or all of the rights granted in Section 2.1 to its Affiliates and to Third Parties. Each such sublicense shall be consistent with the terms and conditions of this Agreement.

ARTICLE 3

TECHNOLOGY TRANSFER; DEVELOPMENT AND COMMERCIALIZATION

3.1 Technology Transfer. Within ten (10) business days of the Effective Date and from time to time throughout the term of this Agreement at OXiGENE’s request, Angiogene shall communicate to OXiGENE all data and information then known to Angiogene comprising or relating to the Angiogene Intellectual Property and shall furnish OXiGENE with copies of, and if reasonably requested by OXiGENE, physical access to the originals of, any and all documents, electronic records, photographs, processes, models, samples and other tangible materials in Angiogene’s control at the time of such request which relate to the Angiogene Intellectual Property and/or may be useful for the exercise of the license set forth in Section 2.1. In addition, at OXiGENE’s reasonable request, and on a commercially reasonable schedule and at a commercially reasonable venue to be agreed on by the Parties, technically qualified representatives from each Party (or its permitted designee) will meet or participate in telephone conference calls as reasonably necessary to enable such disclosure and transfer. Each Party will bear its own costs in connection with its obligations under this Section 3.1. For clarity, OXiGENE may make such requests from time to time throughout the term of this Agreement and Angiogene’s response to each such request shall include all specified items generated since the previous request or otherwise not available at the time of the previous request.

3.2 Development and Commercialization of Product. OXiGENE shall have sole control, authority, and discretion over the research, development and commercialization of Product throughout the world.

ARTICLE 4

FINANCIAL TERMS

4.1 License Fee. As consideration for the rights granted to OXiGENE under this Agreement, OXiGENE shall pay Angiogene a one-time, non-refundable upfront license fee of [******] within thirty (30) days of the Effective Date.

4.2 Annual License Fee. As further consideration for the rights granted to OXiGENE under this Agreement, OXiGENE shall pay Angiogene a non-refundable fee of [******] per year during the Term until OXiGENE submits an NDA for the Product (“NDA Submission”), with the first of such payment due on the first anniversary of the Effective Date.

4.3 Milestones. OXiGENE shall make the following one-time milestone payments to Angiogene within [******]after the first achievement of the corresponding milestone events:

Milestone Event	Milestone Payment
[******]	[******]
[******]	[******]

Portions of this Exhibit, indicated by the mark “[******]”, were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

CONFIDENTIAL TREATMENT REQUESTED

OXiGENE will provide written notice to Angiogene promptly after its satisfaction of any condition to a Milestone Payment (each, a “ Milestone Notice”). Each of the foregoing milestone events (each a “Milestone”) will be deemed to occur for all purposes under this Agreement upon delivery of the corresponding Milestone Notice. Each Milestone Payment set forth above will be paid only once.

4.4 Royalty.

(a) Royalty Rate. Subject to Section 4.4(b), following the first Regulatory Approval of the Product using Angiogene Intellectual Property in the Field in a particular country and continuing throughout the Royalty Term in such country, OXiGENE shall pay to Angiogene within forty-five (45) days after the end of each calendar quarter a [******] royalty on Net Sales of such Product in such country made during such calendar quarter.

(b) Royalty Reduction for Multiple Approvals. The royalty rate set forth in Section 4.4(a) shall be reduced, on a country by country basis, in accordance with the following: (i) upon a first Regulatory Approval in a country for the use of the Product for an indication outside of the Field, the royalty rate applicable in that country shall be reduced to [******]; and (ii) upon a Regulatory Approval in a country for the use of the Product, in a second indication outside of the Field, the royalty rate applicable in that country shall be reduced to a floor amount of [******].

4.5 Blocking Technology. If, following the Effective Date of this Agreement and during the Royalty Term, OXiGENE determines in its sole discretion that it is necessary to obtain a license under any Third Party intellectual property rights in order to research, develop, make, import, use, offer for sale, sell or otherwise commercialize the Product in the Field (any such intellectual property, “Blocking Technology”), OXiGENE will use commercially reasonable efforts to either (a) obtain a sublicensable license to such Blocking Technology from the relevant Third Party or (b) acquire such Blocking Technology from the relevant Third Party; provided, however, that OXiGENE will make commercially reasonable efforts to license or acquire such Blocking Technology on commercially reasonable terms. OXiGENE will reduce the royalty rates under Sections 4.4 (a) and (b) by an amount equal to [******] of any amounts paid by OXiGENE to Third Parties to license or acquire such Blocking Technology (the “Blocking Technology Costs”). In the event that the total offsets under this Section 4.5 for Blocking Technology Costs with respect to the Product exceed the amount due to Angiogene under the applicable royalty rate for the Product in a given calendar quarter, the portion of such offset that exceeds the amount due to Angiogene under the applicable royalty rate will be carried forward and deducted from the amount due under the applicable royalty rate for the subsequent calendar quarter(s).

Portions of this Exhibit, indicated by the mark “[******]”, were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

CONFIDENTIAL TREATMENT REQUESTED

ARTICLE 5

PAYMENTS, RECORDS, AUDIT

5.1 Payments. All amounts payable to Angiogene under this Agreement shall be paid in Dollars by check or by wire transfer to a bank account specified in writing by Angiogene.

5.2 Reports. Each payment of royalties shall be accompanied by a statement of the amount of Net Sales during the applicable calendar quarter, containing reasonable detail regarding the calculation of the royalties and the underlying sales data.

5.3 Exchange Rate. For Net Sales outside the United States, the rate of exchange to be used in computing the amount of currency equivalent in Dollars shall be made at the average of the closing exchange rates reported in The Wall Street Journal (U.S., Western Edition) over the applicable reporting period for the payment due.

5.4 Books and Records. OXiGENE shall keep accurate books and accounts of record in connection with its sales of Product in sufficient detail to permit verification of OXiGENE’s payment obligation set forth in Section 4.4. OXiGENE shall endeavor to require its Affiliates and sublicensees to keep accurate books and accounts of records in connection with their sales of Product for which a royalty is due hereunder. OXiGENE shall maintain its records for a period of three (3) years from the end of each year in which sales occurred.

5.5 Audit. Angiogene, at its expense, through a nationally recognized certified public accountant reasonably acceptable to OXiGENE, shall have the right to access OXiGENE’s relevant books and records for the sole purpose of verifying payments to Angiogene; such access shall be conducted after reasonable prior notice by Angiogene to OXiGENE during OXiGENE’s ordinary business hours and shall not be more frequent than once during any calendar year. Said accountant shall execute a confidentiality agreement with OXiGENE in customary form and shall only disclose to Angiogene whether OXiGENE’s reports were accurate and if they were not, any information necessary to explain the source of the inaccuracy. If such audit determines that OXiGENE paid Angiogene less than the amount properly due in respect of any quarter, than OXiGENE will reimburse Angiogene such amount, and if the amount underpaid exceeds ten percent (10%) of the amount actually due over the audited period, OXiGENE will also reimburse Angiogene for the costs of such audit (including the fees and expenses of the certified public accountant). In the event such audit determines that OXiGENE paid Angiogene more than the amount properly due in respect of any quarter, then any excess payments made by OXiGENE shall be credited against future amounts due to Angiogene by OXiGENE, or if no future payments are due to Angiogene, then Angiogene shall reimburse OXiGENE for any overpayment by OXiGENE.

5.6 Withholding of Taxes. Any withholding of taxes levied by tax authorities on the payments hereunder shall be borne by Angiogene and deducted by OXiGENE, from the sums otherwise payable by it hereunder, for payment to the proper tax authorities on behalf of Angiogene. OXiGENE agrees to cooperate with Angiogene in the event Angiogene claims exemption from such withholding or seeks deductions under any double taxation or other similar treaty or agreement from time to time in force, such cooperation to consist of providing receipts of payment of such withheld tax or other documents reasonably available to Angiogene.

Portions of this Exhibit, indicated by the mark “[******]”, were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

CONFIDENTIAL TREATMENT REQUESTED

ARTICLE 6

INTELLECTUAL PROPERTY

6.1 Ownership of Inventions. Each Party shall own any inventions made solely by its own employees, agents, or independent contractors in the course of conducting its activities under this Agreement, together with all intellectual property rights therein (“Sole Inventions”). The Parties shall jointly own any inventions that are made jointly by employees, agents, or independent contractors of each Party in the course of performing activities under this Agreement, together with all intellectual property rights therein (“Joint Inventions”). Inventorship shall be determined in accordance with U.S. patent laws. All Patent Rights claiming patentable, jointly owned Joint Inventions shall be referred to herein as “Joint Patents.”

6.2 Disclosure of Inventions. Each Party shall promptly disclose to the other any invention disclosures, or other similar documents, submitted to it by its employees, agents or independent contractors describing inventions that are either Sole Inventions or Joint Inventions, and all information relating to such inventions to the extent necessary for the preparation, filing and maintenance of any Patent Right with respect to such invention.

6.3 Prosecution of Patents.

(a) Subject to Section 6.3(b) below, OXiGENE shall have the sole right and responsibility to prepare, file, prosecute, obtain and maintain OXiGENE Patents and any Patent Rights falling with Angiogene Intellectual Property, at OXiGENE’s costs and expense. OXiGENE shall provide Angiogene reasonable opportunity to review and comment on such prosecution efforts regarding any Angiogene Intellectual Property. OXiGENE shall provide Angiogene with a copy of material communications from any patent authority regarding any such Angiogene Intellectual Property, and shall provide drafts of any material filings or responses to be made to such patent authorities a reasonable amount of time in advance of submitting such filings or responses for Angiogene’s review and comment. OXiGENE shall reasonably consider such comments by Angiogene in connection with the prosecution of Angiogene Intellectual Property.

(b) If OXiGENE decides to cease the prosecution or maintenance of any Patent Rights with the Angiogene Intellectual Property (such right being “Abandoned Patent Rights”), it shall notify Angiogene in writing sufficiently in advance so that Angiogene may, at its discretion, assume the responsibility for the prosecution or maintenance of such Patent Rights, at Angiogene’s sole expense. Effective as of the date of said notice, such Abandoned Patent Rights shall thereupon cease to be subject to this Agreement. For the sake of clarity, Angiogene shall thereafter be free (as between the Parties) to prepare, file, prosecute, obtain, and maintain, at its sole discretion and expense, all Abandoned Patent Rights and to license its rights to any Abandoned Patent Rights to any other party on any terms.

Portions of this Exhibit, indicated by the mark “[******]”, were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

CONFIDENTIAL TREATMENT REQUESTED

(c) Cooperation in Prosecution. Angiogene, at its own expense, shall provide OXiGENE all reasonable assistance and cooperation in the patent prosecution efforts provided above in this Section 6.3, including providing any necessary powers of attorney and executing any other required documents or instruments for such prosecution.

(d) Patent Term Extensions. The Parties will cooperate with each other in gaining patent term extensions, including supplementary protection certificates and any other extensions that are now or become available in the future wherever applicable to Patents Rights that claim any Product.

6.4 Infringement of Patents by Third Parties.

(a) Product Infringement.

(i) Notification. Each Party shall promptly notify the other Party in writing of any existing or threatened infringement of the Patent Rights within the Angiogene Intellectual Property during the Term, of which such Party becomes aware, including any “patent certification” filed in the United States under 21 U.S.C. §355(b)(2) or 21 U.S.C. §355(j)(2) or similar provisions in other jurisdictions, and of any declaratory judgment, opposition, or similar action alleging the invalidity, unenforceability or non-infringement of any of the Patent Rights within the Angiogene Intellectual Property (collectively “Product Infringement”).

(ii) Enforcement. For any Product Infringement, each Party shall share with the other Party all information available to it regarding such alleged infringement. As between the Parties, OXiGENE shall have the first right, but not the obligation, to bring an appropriate suit or other action against any person or entity engaged in any such Product Infringement. If OXiGENE fails to institute and prosecute an action or proceeding to abate the Product Infringement within a period of [******] after the first notice under 6.4(a)(i) to elect to enforce such Patent Right or otherwise having knowledge of the Product Infringement, then Angiogene shall have the right, but not the obligation, to commence a suit or take action to enforce the Patent Right against such Third Party perpetrating such Product Infringement at its own cost and expense. In this case, OXiGENE shall take appropriate actions in order to enable Angiogene to commence a suit or take the actions set forth in the preceding sentence. Each Party shall provide to the Party enforcing any such rights under this Section 6.4(a) reasonable assistance in such enforcement, at such enforcing Party’s request and expense, including joining such action as a party plaintiff if required by applicable law to pursue such action. The enforcing Party shall keep the other Party regularly informed of the status and progress of such enforcement efforts, shall reasonably consider the other Party’s comments on any such efforts, and shall seek consent of the other Party in any important aspects of such enforcement including, without limitation, determination of litigation

Portions of this Exhibit, indicated by the mark “[******]”, were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

CONFIDENTIAL TREATMENT REQUESTED

strategy, filing of important papers to the competent court, which shall not be unreasonably withheld or delayed. The Party not bringing an action with respect to Product Infringement under this Section 6.4(a) shall be entitled to separate representation in such matter by counsel of its own choice and at its own expense, but such Party shall at all times cooperate fully with the Party bringing such action.

(iii) Settlement. The Party enforcing any such rights under this Section 6.4(a) shall not settle any claim, suit or action that it brought under this Section 6.4(a) involving Patent Rights within the Angiogene Intellectual Property in any manner that would negatively impact such Patent Rights or that would limit or restrict the ability of OXiGENE to research, develop, make, import, use, offer for sale, sell or otherwise commercialize the Product, without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. Nothing in this Article 6 shall require such other Party to consent to any settlement that is reasonably anticipated by such other Party to have a substantially adverse impact upon any Patent Right, or to the development, manufacture, use, importation, offer for sale, sale or commercialization of the Product.

(iv) Costs; Allocation of Proceeds. Each Party shall bear the costs incurred by such Party in connection with its activities under this Section 6.4(a). If either Party recovers monetary damages from any Third Party in a suit or action brought for a Product Infringement, such recovery shall be allocated first to the reimbursement of any expenses incurred by the Parties in such litigation (including, for this purpose, a reasonable allocation of expenses of internal counsel), and any remaining amounts shall be retained by the Party bringing suit.

6.5 Infringement of Third Party Rights. Subject to Article 9 (Indemnification), if any Product used or sold by OXiGENE, its Affiliates, licensees or sublicensees becomes the subject of a Third Party’s claim or assertion of infringement of a Patent Right, the Party first having notice of the claim or assertion shall promptly notify the other Party, the Parties shall agree on and enter into an “common interest agreement” wherein such Parties agree to their shared, mutual interest in the outcome of such potential dispute, and thereafter, the Parties shall promptly meet to consider the claim or assertion and the appropriate course of action OXiGENE shall have the sole right and obligation to deal with such Third Party’s claim or assertion at its costs and expenses.

6.6 Patents Licensed From Third Parties. Each Party’s rights under this Article 6 with respect to the prosecution and enforcement of any Patent Right shall be subject to the rights retained by any upstream licensor to prosecute and enforce such Patent Right, if such Patent right is subject to an upstream license agreement.

Portions of this Exhibit, indicated by the mark “[******]”, were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

CONFIDENTIAL TREATMENT REQUESTED

ARTICLE 7

CONFIDENTIALITY

7.1 Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, each Party agrees that, for the term of this Agreement and for ten (10) years thereafter, it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement any Confidential Information furnished to it by the other Party pursuant to this Agreement unless the receiving Party can demonstrate by competent proof that such Confidential Information:

(a) was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the other Party;

(b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(c) became generally available to the public or otherwise part of the public domain after it disclosure and other than through any act or omission of the receiving Party in breach of such Agreements;

(d) was disclosed to the receiving Party, other than under an obligation of confidentiality to a Third Party, by a Third Party who had no obligation to the disclosing Party not to disclose such information to others; or

(e) was independently discovered or developed by the receiving Party without the use of Confidential Information belonging to the disclosing Party.

7.2 Authorized Disclosure.

(a) Each Party may disclose Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary in the following:

(i) carrying out the terms of this Agreement;

(ii) prosecuting or defending litigation;

(iii) complying with applicable laws and governmental regulations; or

(b) Additionally, OXiGENE may disclose Confidential Information belonging to Angiogene to the extent such disclosure is reasonably necessary in the following:

(i) filing or prosecuting patents relating to the Product in the Field;

(ii) regulatory filings for Product; or

(iii) disclosing to its officers, directors, employees, Affiliates, licensees, or sublicensees who agree to be bound by similar terms of confidentiality.

Portions of this Exhibit, indicated by the mark “[******]”, were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

CONFIDENTIAL TREATMENT REQUESTED

(c) Notwithstanding the foregoing Section 7.2(a), in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Section 7.2(a)(iii) it will, except where impracticable, give reasonable advance notice to the other Party of such disclosure and use best efforts to secure confidential treatment of such information. In any event, the Parties agree to take all reasonable action to avoid disclosure of confidential information hereunder.

7.3 Publication. Angiogene shall not, and Angiogene shall cause its employees to not, publish any information relating to the Angiogene Intellectual Property and/or Product without the consent of OXiGENE, unless such information was publicly disclosed prior to the Effective Date through the normal course of business. OXiGENE shall have the right to make such publications as it chooses, in its sole discretion, without the approval of Angiogene. Angiogene shall submit to OXiGENE any publication or presentation (including, without limitation, in any seminars, symposia or otherwise) of information related directly or indirectly to the Angiogene Intellectual Property and/or Product for review and approval at least thirty (30) days prior to submission for publication or presentation. OXiGENE shall have the right to require the delay of submission of the manuscript for publication or presentation for sixty (60) days from the date the manuscript is provided to OXiGENE for the purpose of providing OXiGENE the opportunity to file a patent application or seek legal remedies. OXiGENE shall have a right to withhold its approval of any publication in OXiGENE’s reasonable judgment. If OXiGENE approves any such publication, Angiogene shall redact all Confidential Information of OXiGENE and shall make any other changes reasonably requested by OXiGENE.

ARTICLE 8

REPRESENTATIONS AND WARRANTIES

8.1 Mutual Representations and Warranties. Each Party hereby represents, warrants to the other Party as follows:

(a) Corporate Existence and Power. It is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated by this Agreement, including without limitation, the right to grant the rights granted hereunder.

(b) Authority and Binding Agreement. As of Effective Date, (a) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (b) it has taken all necessary corporate authorized action on its part required to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder; and (c) the Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid and binding obligation of such Party that is enforceable against it in accordance with its terms.

Portions of this Exhibit, indicated by the mark “[******]”, were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

CONFIDENTIAL TREATMENT REQUESTED

8.2 Further Representations by Angiogene. Angiogene hereby further represents, warrants and covenants as follows:

(a) Angiogene Intellectual Property. As of the Effective Date, Angiogene solely owns or controls the entire right, title and interest in and to all intellectual property rights within the Angiogene Intellectual Property. Angiogene represents that it has the full and legal rights and authority to license to OXiGENE the Angiogene Intellectual Property.

(b) Obligation to Assign. All individuals who have performed or will perform research regarding the Angiogene Intellectual Property on behalf of Angiogene at a facility operated by Angiogene or have a written obligation to assign to Angiogene all inventions and other intellectual property arising from such research.

(c) No Conflict. It has not entered, and shall not enter, into any agreement with any Third Party that is in conflict with the rights granted to OXiGENE under this Agreement, and has not taken and shall not take any action that would in any way prevent it from granting the rights granted to OXiGENE under this Agreement, or that would otherwise conflict with or adversely affect the rights granted to OXiGENE under this Agreement. Its performance and execution of this Agreement does not and will not result in a breach of any other contract to which it is a party. It is aware of no action, suit, inquiry or investigation instituted by any Third Party that threatens the validity of this Agreement.

(d) Third Party Intellectual Property. To Angiogene’s knowledge as of the Effective Date, no intellectual property rights of any Third Party were infringed or misappropriated during the creation of the Angiogene Intellectual Property or would be infringed or misappropriated by the making, having made, using, importing, offering for sale, or selling Product in the Field throughout the world or by otherwise using the Angiogene Intellectual Property.

(e) Full Disclosure. To Angiogene’s knowledge as of the Effective Date, all written data, results and other information disclosed, at any time prior to the Effective Date by Angiogene relating to the Angiogene Intellectual Property is true and accurate. Additionally, to Angiogene’s knowledge as of the Effective Date, Angiogene has not failed and Angiogene will not fail, to disclose to OXiGENE any material information known to Angiogene and in its possession and control that relates to the Angiogene Intellectual Property, or that would be required to be disclosed in order to make the data, results, and other information relating to the Angiogene Intellectual Property that has been disclosed not misleading.

(f) Further Assurances. Angiogene shall perform all acts reasonably requested by OXiGENE to assure that the Angiogene Intellectual Property shall be licensed to OXiGENE to the extent provided for herein.

8.3 Disclaimers. EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES, AND EACH PARTY HEREBY DISCLAIMS, ANY AND ALL REPRESENTATIONS AND WARRANTIES OF ANY KIND, EXPRESS OR

Portions of this Exhibit, indicated by the mark “[******]”, were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

CONFIDENTIAL TREATMENT REQUESTED

IMPLIED, WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT AND ANY WARRANTY ARISING OUT OF PRIOR COURSE OF DEALING AND USAGE OF TRADE.

ARTICLE 9

INDEMNIFICATION

9.1 Indemnification by Angiogene. Angiogene hereby agrees to indemnify, defend and hold harmless OXiGENE, its Affiliates, and all of their respective officers, directors, trustees, employees, agents and their respective successors, heirs and assigns (collectively, the “OXiGENE Indemnitees”) from and against all liabilities, damages, expenses and/or loss, including reasonable legal expenses and attorneys’ fees, resulting directly from Third Party suits, claims, actions, proceedings and demands against an OXiGENE Indemnitee arising from Angiogene’s breach of any obligation, representation or warranty of this Agreement.

9.2 Indemnification by OXiGENE. OXiGENE hereby agrees to indemnify, defend and hold harmless Angiogene, and all of its officers, directors, trustees, employees, agents and their respective successors, heirs and assigns (collectively, the “Angiogene Indemnitees”) from and against all liabilities, damages, expenses and/or loss, including reasonable legal expenses and attorneys’ fees, resulting directly from Third Party suits, claims, actions, proceedings and demands against an Angiogene Indemnitee arising from: (a) OXiGENE’s or its Affiliates’ or sublicensees’ research, development, manufacturing, import, use, offer for sale, sale or other commercialization of Product using the Angiogene Intellectual Property; or (b) OXiGENE’s breach of any obligation, representation or warranty of this Agreement.

9.3 Procedure. To be eligible to be so indemnified as described in this Article 9, each of the Indemnitees seeking to be indemnified shall provide the indemnifying Party with prompt notice of any claim (with a description of the claim and the nature and amount of any such loss) giving rise to the indemnification obligation pursuant to Section 9, as the case may be, and the exclusive ability to defend such claim (with the reasonable cooperation of Indemnitee(s)). Each Indemnitee(s) shall have the right to retain its own counsel, at its own expense, if representation of the counsel of the indemnifying Party would be inappropriate due to actual or potential differing interests between such Indemnitee(s) and the Indemnifying Party. Neither the Indemnitee(s) nor the indemnifying Party shall settle or consent to the entry of any judgment with respect to any claim for losses for which indemnification is sought without the prior written consent of the other Party (not to be unreasonably withheld or delayed); provided however, that the indemnifying Party shall have the right to settle or compromise any claim for losses without such prior written consent if the settlement or compromise provides for a full and unconditional release of the Indemnitee(s) and is not materially prejudicial to any Indemnitee’s rights. The indemnifying Party’s obligation to indemnify the Indemnitee(s) pursuant to this Section 9 shall not apply to the extent of any losses (a) that arise from the negligence, recklessness, or intentional misconduct of any Indemnitee; or (b) that arise from the breach by any Indemnitee of this Agreement.

Portions of this Exhibit, indicated by the mark “[******]”, were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

CONFIDENTIAL TREATMENT REQUESTED

ARTICLE 10

TERM; TERMINATION

10.1 Term. Except as provided under Sections 10.2 and 10.3 below, the term of this Agreement shall commence upon the Effective Date and shall expire on the expiration date of the Royalty Term. Thereafter the rights granted under Article 2 shall become fully-paid, irrevocable and perpetual.

10.2 Termination by OXiGENE. OXiGENE may terminate this Agreement at will upon sixty (60) days prior written notice to Angiogene.

10.3 Termination by the Parties for Material Breach. Each Party shall have the right to terminate this Agreement after appropriate written notice to the other that the other Party is in material breach of this Agreement, unless the other Party cures the breach before the expiration of thirty (30) days from the date of notice.

10.4 Results of Termination.

(a) Reversion of Rights to Angiogene. Upon termination of this Agreement by OXiGENE pursuant to Section 10.2, (i) OXiGENE shall be relieved of all obligations (including payment obligations) under the Agreement, and (ii) all rights to the Angiogene Intellectual Property shall automatically revert to Angiogene.

(b) Continued License. Upon termination of this Agreement by OXiGENE for Angiogene’s uncured material breach pursuant to Section 10.3, all rights granted to OXiGENE in Article 2 and in Section 6.3 shall survive such termination until the term of this Agreement would otherwise expire under Section 10.1. In such case, OXiGENE shall remain liable for the royalties due under Section 4.2, but may offset such payment obligations by any contract damages that are determined to be due to OXiGENE pursuant to Article 11. As determined by a court, such contract damages may include a reduction in royalties.

10.5 Surviving Obligations. The following provisions shall survive any expiration or termination of this Agreement for a period of time specified therein, or if not specified, then they shall survive indefinitely: Articles 1, 7, 9 (solely as to actions arising during the term of this Agreement or in the course of a Party’s exercise of licenses it retains after the term of this Agreement), 11, and 12, and Sections 5.4, 5.5, 6.1, 10.4, and 10.5.

ARTICLE 11

GOVERNING LAW; DISPUTE RESOLUTION

11.1 Governing Law. This Agreement shall be governed by the laws of the State of California, without giving effect to any conflicts of laws principles that would require application of other law.

Portions of this Exhibit, indicated by the mark “[******]”, were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

CONFIDENTIAL TREATMENT REQUESTED

11.2 Disputes. The Parties recognize that disputes as to certain matters may from time to time arise during the Term, which relate to either Party’s rights and/or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Article 14 to resolve any controversy or claim arising out of, relating to or in connection with any provision of this Agreement, if and when a dispute arises under this Agreement.

11.3 Dispute Resolution. With respect to all disputes arising between the Parties under this Agreement, including, without limitation, any alleged breach under this Agreement or any issue relating to the interpretation or application of this Agreement, if the Parties are unable to resolve such dispute within thirty (30) days after such dispute is first identified by either Party in writing to the other, the Parties shall refer such dispute to the Chief Executive Officers of the Parties (or any senior executive reporting directly to either Party’s Chief Executive Officer) for attempted resolution by good faith negotiations within thirty (30) days after such notice is received.

11.4 Resolution of Claims. If the Chief Executive Officers of the Parties are not able to resolve such disputed matter within thirty (30) days and either Party wishes to pursue the matter, each such dispute, controversy or claim that is not an Excluded Claim (defined in Section 14.4 below) shall be finally resolved by settlement or a judgment of a competent court and be subject to the exclusive jurisdiction of the court that has jurisdiction over the location of the defendant’ principal office in the first instance.

ARTICLE 12

GENERAL PROVISIONS

12.1 Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 12.1, and shall be deemed to have been given for all purposes (a) when received, if hand-delivered or sent by confirmed facsimile or a reputable courier service, or (b) five (5) business days after mailing, if mailed by first class certified or registered airmail, postage prepaid, return receipt requested.

If to OXiGENE:	OXiGENE, Inc.
701 Gateway Blvd, Suite 210
South San Francisco, CA 94080
U.S.A.
Attn: Chief Executive Officer

If to Angiogene:	Angiogene Pharmaceuticals Ltd.
10 Aston Park
Aston Rowant, Watlington OX49 5SW
UNITED KINGDOM

Portions of this Exhibit, indicated by the mark “[******]”, were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

CONFIDENTIAL TREATMENT REQUESTED

Any Party may, by written notice to the other, designate a new address or fax number to which notices to the Party giving the notice shall thereafter be mailed or faxed.

12.2 Force Majeure. No Party shall be liable for any delay or failure of performance to the extent such delay or failure is caused by circumstances beyond its reasonable control and that by the exercise of due diligence it is unable to prevent, provided that the Party claiming excuse uses its commercially reasonable efforts to overcome the same.

12.3 Entirety of Agreement. This Agreement sets forth the entire agreement and understanding of the Parties relating to the subject matter contained herein and merges all prior discussions and agreements between them and no Party shall be bound by any representation other than as expressly stated in this Agreement, or by a written amendment to this Agreement signed by authorized representatives of each of the Parties.

12.4 Non-Waiver. The failure of a Party in any one or more instances to insist upon strict performance of any of the terms and conditions of this Agreement shall not be construed as a waiver or relinquishment, to any extent, of the right to assert or rely upon any such terms or conditions on any future occasion.

12.5 Disclaimer of Agency. This Agreement shall not constitute any Party the legal representative of agent of another, nor shall any Party have the right or authority to assume, create, or incur any Third Party liability or obligation of any kind, express or implied, against or in the name of or on behalf of another except as expressly set forth in this Agreement.

12.6 Severance. If any Article or part thereof of this Agreement is declared invalid by any court of competent jurisdiction, then such declaration shall not affect the remainder of the Article or other Articles. To the extent possible the Parties shall revise such invalidated Article or part thereof in a manner that will render such provision valid without impairing the Parties’ original interest.

12.7 Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other Party, except that, OXiGENE may make such an assignment or transfer without Angiogene’s consent to OXiGENE’s Affiliates or to its successsor to all or substantially all of the business of OXiGENE to which this Agreement relates (whether by merger, acquisition or sale of assets). Any permitted assignment shall be binding on the successors of the assigning Party. Any assignment or attempted assignment by a Party in violation of the terms of this Section 12.7 shall be null and void.

12.8 Limitation of Liability. EXCEPT WITH RESPECT TO EITHER PARTY’S INDEMNITY OBLIGATIONS AS SET FORTH IN SECTION 9 ABOVE AND TO EITHER PARTY’S BREACH OF THE CONFIDENTIALITY OBLIGATIONS HEREIN, IN NO EVENT SHALL ANY PARTY BE LIABLE FOR INCIDENTAL, CONSEQUENTIAL,

Portions of this Exhibit, indicated by the mark “[******]”, were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

CONFIDENTIAL TREATMENT REQUESTED

INDIRECT, PUNITIVE OR SPECIAL DAMAGES OF THE OTHER PARTIES ARISING OUT OF OR RELATED TO THIS AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

12.9 Headings. The headings contained in this Agreement have been added for convenience only and shall not be construed as limiting.

12.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument. Each party may execute this Agreement by facsimile transmission or in AdobeTM Portable Document Format (PDF) sent by electronic mail. In addition, facsimile or PDF signatures of authorized signatories of any party will be deemed to be original signatures and will be valid and binding, and delivery of a facsimile or PDF signature by any party will constitute due execution and delivery of this Agreement.

[Signature Page to Follow]

Portions of this Exhibit, indicated by the mark “[******]”, were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

CONFIDENTIAL TREATMENT REQUESTED

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement on the Effective Date.

OXIGENE, INC.		ANGIOGENE PHARMACEUTICALS LTD.

/s/ Peter Langecker		/s/ Peter D. Davis

Name:	Peter Langecker	Name:	Peter D. Davis

Title:	CEO	Title:	CEO

Signature Page to License Agreement

Portions of this Exhibit, indicated by the mark “[******]”, were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

CONFIDENTIAL TREATMENT REQUESTED

Exhibit A

Patent Rights

U.S. Provisional Patent Application No. 61/662,635, filed 21 June 2012 and titled “Method for Alleviating Tumor Symptoms.”

PCT International Patent Application No. PCT/US13/47016, filed 21 June 2013, titled “Method and Composition for Alleviating Tumor Symptoms,” published on 27 December 2013 as WO 2013/192506.

Portions of this Exhibit, indicated by the mark “[******]”, were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to rule 24b-2 of the Securities and Exchange Act of 1934, as amended.